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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                      Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

    MCG PARTNERS, INC.
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   (Last)                  (First)              (Middle)

   7000 W. Palmetto Park Road, Suite 501
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               (Street)

   Boca Raton, Florida    33433
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   (City)      (State)    (Zip)


         iiGroup, Inc. (IIGR)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     06/00
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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]  Director                                [X]  10% Owner
   [ ]  Officer (give title below)              [ ]  Other (specify below)



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7. Individual or Joint/Group Filing  (Check applicable line)

   [X]  Form Filed by 1 Reporting Person
   [ ]  Form Filed by More than 1 Reporting Person


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Table I -- Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned
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
                                                              4.
                                                              Securities               5.
                                            3.                Acquired (A)             Amount of         6.
                                            Transaction       or Disposed              Securities        Owner-
                           2.               Code              of (D)                   Beneficially      Ship
1.                         Transaction      (Instr. 8)        (Instr. 3,4,5)           Owned at          Form
Title of Security          Date             ----------------  ----------------------   End of Month      D or I
(Instr. 3)                 (mm/dd/yy)       Code        V     Amount   A/D   Price     (Instr. 3 and 4)  (Inst. 4)
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
Common Stock,
$.01 par value             06/30/00         C                 52,054    A    $26,028    3,100,006         D
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Common Stock,
$.01 par value             06/30/00         J(1)              52,054    D               3,100,006         D(1)
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--
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

(1) MCG Partners, Inc., converted a $25,000 note, together with interest of $1,028, into 52,024 shares of the Issuer's common stock. MCG Partners, Inc., distributed all 52,054 shares to its principal shareholders, Neil Swartz and C. Lawrence Rutstein. Both Messrs. Swartz and Rutstein are officers and directors of the Issuer.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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                                                     5.                6.
                                                     Number of         Date                   7.
                2.                       4.          Derivative        Exercisable and        Title and Amount of
                Conver-                  Trans-      Securities        Expiration Date        Underlying Securities
1.              sion or      3.          action      Acquired (A)      (mm/dd/yy)             (Instr. 3 and 4)
Title of        Exercise     Trans-      Code        or Disposed of    --------------------   --------------------------
Derivative      Price of     action      (Inst. 8)   (Instr. 3, 4, 5)  Date      Expira-                     Amount or
Security        Derivative   date        ----------- ----------------  Exer-     tion                        Number of
(Instr. 3)      Security     (m/d/y)     Code   V     (A)      (D)     cisable   Date          Title         Shares
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
Convertible                                                                                   Common
Notes           $26,028    06/30/00      C            (D)    52,054                           Stock           52,054
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                  9.                10.
                  Number of         Ownership
                  Derivative        Form of           11.
8.                Securities        Derivative        Nature of
Price of          Beneficially      Security:         Indirect
Derivative        Owned at End      Direct (D)        Beneficial
Security          of Month          of Indirect (I)   Ownership
(Instr. 5)        (Instr. 4)        (Instr. 4)        (Instr. 4)
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                  0                 D
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

Explanation of Responses:

MCG Partners, Inc.

By: /s/ C. Lawrence Rutstein                             October 26, 2000
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        C. Lawrence Rutstein, President                        Date

**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).